EXHIBIT 10(l)
                       Schedule A to Employment Agreement

POLICIES AND PROCEDURES            PAGE 1 OF 4                         NO. RS-01
DATE:         14 November, 2000 Revised
SUBJECT:      CORPORATE SENIOR OFFICER BENEFITS





In addition to all of the fringe benefits provided to salaried employees, Corporate Senior Officers will have the following additional benefits:

1. Insurance premiums will be paid in full for all individual and family health, life, disability and dental insurance coverage.

2. Supplemental health insurance benefits for the officer and his dependents up to 5% of the total current base salary and the previous year's incentive bonus.

3.       Remote access to the WATS lines for personal use.

4.       Officers receive the following memberships:

         Ronald M. Moquist, President and CEO - 100% Social Membership, Minnehaha Country Club.

         Thomas Iacarella, V.P. - Finance - 100% Social Membership, Minnehaha Country Club.

         Gary L. Conradi, V.P. - Administration - 100% Social Membership, Westward Ho Country Club and 50% of the difference between the Social and Executive Golf membership.

5. 100% reimbursement of membership in the S.D. Symphony and the Sioux Falls Community Playhouse.

6. Inclusion in the Group Life Insurance and A.D. & D. policy at $50,000 of benefits.

7. Outside of the group, individual term policies for each officer will be provided according to the following schedule:

         RMM               President and CEO                  500,000
         TI                Vice President - Treasurer         300,000
         GLC               Vice President - Administration    300,000

         The above policies are funded by the company for the period of time employed by the company. The officer will have the option to convert or continue at his expense upon termination or retirement.



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                                  EXHIBIT 10(l)
                       Schedule A to Employment Agreement

POLICIES AND PROCEDURES            PAGE 2 OF 4                         NO. RS-01
DATE:         14 November, 2000 Revised
SUBJECT:      CORPORATE SENIOR OFFICER BENEFITS



8. In addition, a second-to-die life policy will be provided to each officer in the amounts listed above. Premiums on this policy will be paid by the company until the policy is fully funded (the point where dividends of the policy are sufficient to pay the entire premium) provided that the officer is employed until "normal retirement" age or qualifies for "early retirement" in accordance with Raven policies and procedures.

         Upon the officer's retirement at the normal retirement age or if qualifying for early retirement in accordance with Raven Policies and Procedures the second-to-die life policy will be paid up by Raven at the time of the officer's retirement. The premium benefit for the paid up policy will be grossed up at the end of the calendar year.

         If the officer terminates his employment before qualifying for either normal or early retirement he will have the option to continue the policy by paying the premiums or he may exercise one of the conversion features available in the policy.

9. Long-term care insurance will be provided to the officer and officer's spouse.

10. Full pay for sick leave up to a point where disability insurance coverage begins. Disability insurance is 60% of base salary non-integrated with Social Security. Provisions of the actual policy will govern the exact amount of payments.

11. Two additional weeks of paid vacation to the regular established vacation policy.

12. Reimbursement under a formula of up to 2% of total annual compensation (base salary and previous year's incentive bonus) with up to a three-year accumulation of benefit dollars available for personal estate planning and personal income tax preparation fees.

13. Physical examinations provided by the company will be given on a biennial basis to age 60 on individuals who are asymptomatic, annually if symptomatic. Above age 60 examinations will be annually.

14. Officers annual base salary will be grossed up at the end of the calendar year to compensate for the additional tax burden created by the treatment of the officers benefits as additional income.

                                  EXHIBIT 10(l)
                       Schedule A to Employment Agreement

POLICIES AND PROCEDURES            PAGE 3 OF 4                         NO. RS-01
DATE:         14 November, 2000 Revised
SUBJECT:      CORPORATE SENIOR OFFICER BENEFITS



15.      Officer Retirement & Benefits

         Full retirement benefits will be available to any officer who retires between the ages of 65 and 70, or who chooses early retirement. Early retirement is defined as the first day of any month after the officer's years of service, plus his attained age equals or exceeds the sum of 80, or any date between then and age 65.

         Those benefits are:

         (A) Continued group hospital, medical, and dental coverage for the officer, spouse and eligible dependents until the officer attains the age at which he is eligible for Medicare (presently age 65 or disabled).

         (B) Upon Medicare eligibility, the officer and spouse will be provided supplemental hospital and medical coverage to Medicare which would result in the same coverage that is provided to full-time active officers of the company. This coverage, as well as group dental coverage, will continue for the rest of the officer's and spouse's life.

                  The spouse's coverage will be discontinued in the event an officer's spouse remarries after the death of an officer. However, the spouse would then be provided the option of continued coverage by paying the Raven group premium for such coverage.

         (C) At retirement, group life insurance coverage will continue to be provided at the amount in effect at retirement ($100,000 maximum - excludes A D & D). At age 65 this amount would be reduced to 67% or $67,000, and then reduced to 67% or $45,000 at age 70. Life insurance coverage will continue for the rest of the officer's life. This reduction provision applies only to the retired officers, Kaliszewski and Winker.

                  The life insurance coverage may be provided through a term policy outside of the Raven group plan.


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                                  EXHIBIT 10(l)
                       Schedule A to Employment Agreement

POLICIES AND PROCEDURES            PAGE 4 OF 4                         NO. RS-01
DATE:         14 November, 2000 Revised
SUBJECT:      CORPORATE SENIOR OFFICER BENEFITS


         (D) Upon retirement, supplemental health insurance benefits for the officer and his dependents will be provided annually for the rest of the officer's and spouse's lives at an amount of up to 10% of the officer's highest total annual compensation during any one of the officer's last 5 years of employment with the company.

         (E) Upon retirement, personal estate planning benefits and personal income tax preparation fees will be available in an amount up to 2% of the officer's highest total annual compensation during any one of the officer's last 5 years of employment with the company with up to a three year accumulation of benefit dollars available for personal estate and personal income tax preparation fees planning. The estate plan may be upgraded when conditions warrant, but with prior approval of the C.E.O.

         (F) Long-term care insurance will continue for the rest of the officer's and spouse's life. The spouse's coverage will be discontinued in the event an officer's spouse remarries after the death of an officer.